ISSI Announces Preliminary December Quarter Revenue Results

MILPITAS, Calif., Jan. 12, 2015 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI), a leader in advanced memory and analog IC solutions, today provided preliminary revenue results for its first quarter of fiscal 2015 ended December 31, 2014. Revenue is expected to be in the range of $80.5 million to $81.0 million, compared to a guidance range of $80.0 million to $85.0 million provided on October 29, 2014.

ISSI management is participating at the Sidoti & Co. Emerging Growth Institutional Investor Forum on January 12 and at the Needham & Company Growth Stock Conference on January 13 and 14. A live webcast and archived replay of ISSI's January 14 presentation at 12:45 p.m. EST at the Needham Conference will be available in the Investor Relations section of the Company's website at http://www.issi.com/.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, and (iv) digital consumer. The Company's primary products are low, medium and high density DRAM and high speed and low power SRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our statement concerning our preliminary revenue results for the December quarter is a forward-looking statement that involves risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place (especially in the automotive market and the industrial market), unexpected reductions in average selling prices for our products, our ability to sell our products in our key markets (including automotive and industrial) and the pricing and gross margins achieved on such sales, our ability to continue to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, the outcome of any existing or future litigation involving intellectual property or other matters or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2014. In addition, the financial information in this press release is preliminary and unaudited and subject to any adjustments that may be made in connection with our quarter closing procedures and our audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

CONTACT: John M. Cobb, Chief Financial Officer, Integrated Silicon Solution, Inc., (408) 969-6600, ir@issi.com, or Shelton Group, Leanne Sievers, EVP, 949-224-3874, lsievers@sheltongroup.com, or Matt Kreps, Managing Director, 214-272-0073, mkreps@sheltongroup.com